Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 21, 2022

For Immediate Release	Contact:	Oona McCullough
Executive Director of Investor Relations
(215) 454-4806

URBN Reports Q3 Sales and Earnings

PHILADELPHIA, PA, November 21, 2022 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of the Anthropologie, BHLDN, Free People, FP Movement, Terrain, Urban Outfitters, Nuuly and Menus & Venues brands, today announced net income of $37.2 million and earnings per diluted share of $0.40 for the three months ended October 31, 2022. For the nine months ended October 31, 2022, net income was $128.2 million and earnings per diluted share were $1.36.

Total Company net sales for the three months ended October 31, 2022, increased 3.9% over the same period last year to a record $1.18 billion. Total Retail segment net sales increased 2%, with comparable Retail segment net sales increasing 4%, partially offset by a 2% negative impact of foreign currency translation. The increase in Retail segment comparable net sales was driven by mid-single-digit positive digital channel sales and low single-digit positive retail store sales. By brand, comparable Retail segment net sales increased 13% at the Anthropologie Group and 8% at the Free People Group and decreased 9% at Urban Outfitters. Wholesale segment net sales decreased 3%, driven by a 4% decrease in Free People Group wholesale sales, partially offset by a 6% increase in Urban Outfitters wholesale sales. Nuuly segment net sales increased by $22.6 million driven by a 185% increase in our subscribers during the quarter versus the prior year’s comparable quarter.

For the nine months ended October 31, 2022, total Company net sales increased 6.0% compared to the same period last year. Total Retail segment net sales increased 5%, with comparable Retail segment net sales also increasing 5%. The relative proportion of Retail segment sales attributable to store and digital channels changed due in large part to the temporary global store closures and occupancy restrictions in the first nine months of the prior year due to the COVID-19 pandemic. With those restrictions not present in the first nine months of the current year, Retail segment comparable sales increased due to double-digit growth in retail store sales due to increased store traffic, while digital channel sales were flat. By brand, comparable Retail segment net sales increased 13% at the Anthropologie Group and 10% at the Free People Group and decreased 6% at Urban Outfitters. Wholesale segment net sales increased 1%, driven by a 2% increase in Free People Group wholesale sales, partially offset by a decline in Urban Outfitters wholesale sales. Nuuly segment net sales increased by $56.5 million driven by a 200% increase in our subscribers during the period versus the prior year’s comparable period.

“We are pleased to announce record Q3 sales fueled by strong 'comps' at the Anthropologie and Free People brands,” said Richard A. Hayne, Chief Executive Officer. “As we approach the all-important Black Friday/Cyber Monday weekend, we are encouraged by sales quarter-to-date,” finished Mr. Hayne.

Net sales by brand and segment for the three and nine-month periods were as follows:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
Net sales by brand
Anthropologie Group	$484,158	$431,407	$1,383,063	$1,235,567
Urban Outfitters	367,557	415,877	1,121,708	1,207,174
Free People Group	280,698	264,995	797,859	727,454
Nuuly	35,279	12,688	86,904	30,447
Menus & Venues	7,657	6,457	21,137	15,922
Total Company	$1,175,349	$1,131,424	$3,410,671	$3,216,564

Net sales by segment
Retail Segment	$1,067,531	$1,043,905	$3,126,157	$2,990,413
Wholesale Segment	72,539	74,831	197,610	195,704
Nuuly Segment	35,279	12,688	86,904	30,447
Total Company	$1,175,349	$1,131,424	$3,410,671	$3,216,564

For the three months ended October 31, 2022, the gross profit rate decreased by 416 basis points compared to the prior year’s comparable period. Gross profit dollars decreased 8.6% to $357.0 million. The decrease in gross profit rate and dollars was primarily due to higher markdowns at all three brands as compared to record low markdown rates in the comparable prior year quarter, with the Urban Outfitters brand having the largest variance.

For the nine months ended October 31, 2022, the gross profit rate decreased by 410 basis points compared to the prior year’s comparable period. Gross profit dollars decreased 6.4% to $1.05 billion. The decrease in gross profit rate and dollars was primarily due to higher markdowns at all three brands as compared to record low markdown rates in the comparable prior year period, as well as lower initial merchandise markups driven largely by higher inbound transportation expenses.

As of October 31, 2022, total inventory increased by $116.5 million, or 18.6%, on a year-over-year basis. Retail segment inventory increased by 17% driven by higher costs, earlier than planned receipts due to improved supply chain speed and excess slower selling product in certain categories. Wholesale segment inventory increased by 39% due to softness in department store sales.

For the three months ended October 31, 2022, selling, general and administrative expenses increased by $24.9 million, or 9.1%, compared to the prior year’s comparable period, and expressed as a percentage of net sales, deleveraged 121 basis points. The deleverage in SG&A as a rate to sales and growth in SG&A dollars was primarily related to increased store payroll expenses incurred due to increased store associate hours to support increased customer traffic and higher average wages in order to attract and retain employees, as well as marketing expenses to support increased sales and customer growth.

For the nine months ended October 31, 2022, selling, general and administrative expenses increased by $94.1 million, or 12.2%, compared to the prior year’s comparable period, and expressed as a percentage of net sales, deleveraged 139 basis points. The deleverage in SG&A as a rate to sales and growth in SG&A dollars was primarily related to higher store payroll expenses to support retail store sales growth in the nine months ended October 31, 2022, along with increased store associate hours to support increased customer traffic and higher average wages in order to attract and retain employees. Additionally, marketing expenses increased to support sales and customer growth.

The Company’s effective tax rate for the three months ended October 31, 2022 was 28.8%, compared to 23.0% in the prior year period. The Company’s effective tax rate for the nine months ended October 31, 2022 was 28.8%, compared to 23.6% in the prior year period. The increase in the effective tax rate for the three and nine months ended October 31, 2022, was attributable to the ratio of foreign taxable earnings to global taxable earnings, tax rate law changes and the prior year favorable impact of equity activity.

Net income for the three months ended October 31, 2022 was $37.2 million and earnings per diluted share were $0.40. Net income for the nine months ended October 31, 2022 was $128.2 million and earnings per diluted share were $1.36.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program; all shares were repurchased and the authorization was completed by the end of June 2022. On June 4, 2019, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a new share repurchase program. During the nine months ended October 31, 2022, the Company repurchased and subsequently retired 4.7 million common shares for approximately $112 million. As of October 31, 2022, 19.2 million common shares were remaining under the program.

During the nine months ended October 31, 2022, the Company opened a total of 23 new retail locations including: 13 Free People Group stores (including 7 FP Movement stores), 5 Urban Outfitters stores, 4 Anthropologie Group stores and 1 Menus & Venues restaurant; and closed 4 retail locations including: 2 Urban Outfitters stores, 1 Anthropologie Group store and 1 Free People Group store. During the nine months ended October 31, 2022, 2 Urban Outfitters franchisee-owned stores and 1 Anthropologie Group franchisee-owned store were opened.

Urban Outfitters, Inc. offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 264 Urban Outfitters stores in the United States, Canada and Europe and websites; 241 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 185 Free People stores in the United States, Canada and Europe, catalogs and websites, 11 Menus & Venues restaurants, 4 Urban Outfitters franchisee-owned stores and 2 Anthropologie Group franchisee-owned stores as of October 31, 2022. Free People, FP Movement and Urban Outfitters wholesale sell their products through department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss third quarter results and will be webcast at 5:15 pm. ET at: https://edge.media-server.com/mmc/p/y32ftj5i.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the impacts of public health crises such as the coronavirus (COVID-19) pandemic, overall economic and market conditions (including current levels of inflation) and worldwide political events and the resultant impact on consumer spending patterns and our pricing power, the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, the effects of the implementation of the United Kingdom's withdrawal from membership in the European Union (commonly referred to as “Brexit”), including currency fluctuations, economic conditions and legal or regulatory changes, any effects of war (including geopolitical instability), terrorism and civil unrest, natural disasters, severe or unseasonable weather conditions (including as a result of climate change) or public health crises, increases in labor costs, raw material costs and transportation costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, response to new concepts, our ability to integrate acquisitions, risks associated with digital sales, our ability to maintain and expand our digital sales channels, any material disruptions or security breaches with respect to our technology systems, the departure of one or more key senior executives, import risks (including any shortage of transportation capacities or delays at ports), changes to U.S. and foreign trade policies (including the enactment of tariffs, border adjustment taxes or increases in duties or quotas), the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, failure of our manufacturers and third-party vendors to comply with our social compliance program, risks related to environmental, social and governance activities, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in our filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2022	2021	2022	2021
Net sales	$1,175,349	$1,131,424	$3,410,671	$3,216,564
Cost of sales (excluding store impairment)	817,348	740,686	2,354,817	2,089,910
Store impairment	958	—	958	—
Gross profit	357,043	390,738	1,054,896	1,126,654
Selling, general and administrative expenses	299,725	274,836	865,523	771,396
Income from operations	57,318	115,902	189,373	355,258
Other loss, net	(5,019)	(551)	(9,270)	(2,503)
Income before income taxes	52,299	115,351	180,103	352,755
Income tax expense	15,068	26,496	51,866	83,091
Net income	$37,231	$88,855	$128,237	$269,664

Net income per common share:
Basic	$0.40	$0.90	$1.37	$2.75
Diluted	$0.40	$0.89	$1.36	$2.71

Weighted-average common shares outstanding:
Basic	92,174,160	98,202,399	93,544,085	98,209,796
Diluted	93,036,066	99,415,838	94,322,783	99,447,551

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (excluding store impairment)	69.5%	65.5%	69.1%	65.0%
Store impairment	0.1%	—	0.0%	—
Gross profit	30.4%	34.5%	30.9%	35.0%
Selling, general and administrative expenses	25.5%	24.3%	25.3%	24.0%
Income from operations	4.9%	10.2%	5.6%	11.0%
Other loss, net	(0.5%)	(0.0%)	(0.3%)	(0.0%)
Income before income taxes	4.4%	10.2%	5.3%	11.0%
Income tax expense	1.2%	2.3%	1.5%	2.6%
Net income	3.2%	7.9%	3.8%	8.4%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	October 31,	January 31,	October 31,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$147,431	$206,575	$236,354
Marketable securities	146,364	239,420	188,375
Accounts receivable, net of allowance for doubtful accounts of $1,265, $1,348 and $1,313, respectively	81,422	63,760	114,208
Inventory	743,579	569,699	627,103
Prepaid expenses and other current assets	226,280	206,293	203,213
Total current assets	1,345,076	1,285,747	1,369,253
Property and equipment, net	1,175,080	1,145,085	1,088,287
Operating lease right-of-use assets	927,092	1,000,255	1,030,776
Marketable securities	95,246	223,557	269,780
Deferred income taxes and other assets	177,622	136,703	132,510
Total Assets	$3,720,116	$3,791,347	$3,890,606

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$326,529	$304,246	$315,481
Current portion of operating lease liabilities	224,378	236,315	240,074
Accrued expenses, accrued compensation and other current liabilities	457,537	440,912	493,446
Total current liabilities	1,008,444	981,473	1,049,001
Non-current portion of operating lease liabilities	861,033	951,080	986,026
Deferred rent and other liabilities	112,248	113,054	108,848
Total Liabilities	1,981,725	2,045,607	2,143,875

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 92,174,487, 96,431,044 and 97,863,862 shares issued and outstanding, respectively	9	10	10
Additional paid-in-capital	7,850	—	18,671
Retained earnings	1,794,599	1,770,560	1,744,772
Accumulated other comprehensive loss	(64,067)	(24,830)	(16,722)
Total Shareholders’ Equity	1,738,391	1,745,740	1,746,731
Total Liabilities and Shareholders’ Equity	$3,720,116	$3,791,347	$3,890,606

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(unaudited)

	Nine Months Ended
	October 31,
	2022	2021
Cash flows from operating activities:
Net income	$128,237	$269,664
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	77,529	77,985
Non-cash lease expense	143,036	144,347
Provision (benefit) for deferred income taxes	366	(5,086)
Share-based compensation expense	21,971	19,068
Store impairment	958	—
Loss on disposition of property and equipment, net	345	193
Changes in assets and liabilities:
Receivables	(19,235)	(24,387)
Inventory	(184,800)	(238,094)
Prepaid expenses and other assets	(56,699)	(10,087)
Payables, accrued expenses and other liabilities	59,305	161,251
Operating lease liabilities	(177,183)	(172,575)
Net cash (used in) provided by operating activities	(6,170)	222,279
Cash flows from investing activities:
Cash paid for property and equipment	(143,445)	(159,008)
Cash paid for marketable securities	(22,000)	(442,249)
Sales and maturities of marketable securities	230,745	237,879
Net cash provided by (used in) investing activities	65,300	(363,378)
Cash flows from financing activities:
Proceeds from the exercise of stock options	376	2,815
Share repurchases related to share repurchase program	(112,016)	(14,888)
Share repurchases related to taxes for share-based awards	(6,680)	(7,684)
Net cash used in financing activities	(118,320)	(19,757)
Effect of exchange rate changes on cash and cash equivalents	46	1,575
Decrease in cash and cash equivalents	(59,144)	(159,281)
Cash and cash equivalents at beginning of period	206,575	395,635
Cash and cash equivalents at end of period	$147,431	$236,354